CUSIP No. 876851106

Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to the Common Stock, par value $.01 per share, of Taylor Capital Group, Inc. beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

Date: October 3, 2008

By:	/s/ HARRISON I. STEANS
Name:	Harrison I. Steans

By:	/s/ JENNIFER W. STEANS
Name:	Jennifer W. Steans